Exhibit 6.4

FORM OF SALE AND CONTRIBUTION AGREEMENT

ASPEN OP, LP

St. Regis Hotel, Aspen, Colorado

DATED [•], 2018

SALE AND CONTRIBUTION AGREEMENT

ASPEN OP, LP

(St. Regis Hotel, Aspen, Colorado)

THIS SALE AND CONTRIBUTION AGREEMENT (this “Agreement”) is dated as of this      day of [•], 2018 (the “Effective Date”), by and between the following parties:

1.                                      315 East Dean Associates, Inc., a Delaware corporation (the “Contributor”); and

2.                                      Aspen OP, LP, a Delaware limited partnership (the “Operating Partnership”).

The Contributor and the Operating Partnership are each referred to herein as a “Party,” and collectively referred to herein as the “Parties.”

RECITALS

(A)                               Aspen REIT, Inc., a Maryland corporation (the “REIT”), intends to conduct an initial public offering (the “IPO”) of its shares of common stock.

(B)                               As of the Closing Date (as hereinafter defined) and prior to the consummation of the Closing (as defined herein), the Contributor will beneficially and legally own 100% of the limited liability company interests (the “Contributed Interest”) in Aspen Owner, LLC, a Delaware limited liability company (the “Property Owner”).

(C)                               The Contributor desires to contribute the Contributed Interest to the Operating Partnership, being the operating partnership of the REIT, in exchange for a combination of units of limited partnership interest in the Operating Partnership (“OP Units”) and cash, in each case, pursuant to the terms and conditions set forth herein.

(D)                               As of the Closing Date, the Property Owner will own the Hotel Unit and the Commercial Unit (each as hereinafter defined) commonly known as The St. Regis Hotel and located in Aspen, Colorado, all as more particularly described on Exhibit A attached hereto;

(E)                                Each of the Parties hereto has been advised by the other Parties and acknowledges that such other Parties would not be entering into this Agreement or (as applicable) the Partnership Agreement (as hereinafter defined), without the representations, warranties and covenants which are being made and agreed to herein by each Party hereto and that such Parties are entering into this Agreement in reliance on such representations, warranties and covenants.

(F)                                 The Parties desire to confirm certain agreements as set forth herein regarding the transfer and contribution of the Contributed Interest to the Operating Partnership and the issuance of the OP Units and payment of cash to the Contributor.

NOW, THEREFORE, in consideration of mutual promises and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties agree as follows:

Article 1
Definitions

1.1.         Definitions.  The following terms as used in this Agreement shall have the meanings attributed to them as set forth below unless the context clearly requires another meaning.

“Accredited Investor” means a Person who qualifies as an “accredited investor” under Rule 501(a) of Regulation D of the Securities Act.

“Accredited Investor Questionnaire” means an Accredited Investor Questionnaire in the form attached as Exhibit B hereto.

“Acquisition Fee” means a one-time fee payable to the Manager upon completion of the IPO, equal to 3.00% of the gross proceeds raised in the IPO, including gross proceeds raised upon any exercise of the IPO underwriters’ option to purchase additional shares.

“Action” means any lawsuit, claim, suit, litigation, labor dispute, arbitration, mediation, investigation or other action or proceeding.

“Affiliate” means, with respect to any Person, any other Person that, directly, or indirectly through one or more intermediaries, owns, Controls, is Controlled by or is under common Control with a specified Person.

“Agreement” has the meaning set forth in the Preamble hereof.

“Anti-Terrorism Laws” means (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, Pub. Law No. 107-56, 115 Stat. 296 (2001); (b) the International Emergency Economic Powers Act, 50 U.S.C. (1701 et seq. (2003)); and (c) the Trading with the Enemy Act, 50 U.S.C. App. (1 et seq. (2003)) and (d) other similar laws enacted or promulgated of which the Operating Partnership notifies the Contributor prior to the Closing Date; in each case, together with any executive orders, rules or regulations promulgated thereunder, including temporary regulations, all as amended or otherwise modified from time to time.

“Appurtenances” means any and all rights, licenses, privileges and easements appurtenant to the Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under, and that may be produced from, the Condominium Units, as well as all currently existing and future development rights, land use entitlements and rights in off-site facilities and amenities servicing the Condominium Units and/or the Improvements, including, without limitation, building permits, licenses, other permits and certificates, utility commitments, air rights, water, water rights, riparian rights and water stock relating to the Condominium Units and/or the Improvements and any rights-of-way or other appurtenances used in connection with the beneficial use and/or enjoyment of the Condominium Units and/or the Improvements and all of the Contributor’s and the Property Owner’s right, title and interest in and to all roads, easements, rights-of-way, strips or gores and alleys adjoining or servicing the Condominium Units and/or the Improvements and/or otherwise.

“Authority” means a governmental body or agency having jurisdiction over the Contributor, Contributor’s direct or indirect owners, the Property Owner or the Property.

“Bankruptcy” means, with respect to the affected Person: (a) the entry of an order for relief under the Bankruptcy Code; (b) the admission by such Person of its inability to pay its debts as they mature;

(c) the making by such Person of an assignment for the benefit of creditors; (d) the filing by such Person of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar Law; (e) the expiration of sixty (60) days after the filing of an involuntary petition against or involving such Person under the Bankruptcy Code; provided that the same shall not have been vacated, set aside or stayed within such sixty (60) day period; (f) an application by such Person for the appointment of a receiver for the assets of such Person; (g) the expiration of sixty (60) days after the filing of an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency Law; provided that the same shall not have been vacated, set aside or stayed within such sixty (60) day period; and/or (h) the imposition of a judicial or statutory lien on all or a substantial part of its assets unless such lien is discharged or vacated or the enforcement thereof stayed within sixty (60) days after its effective date.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any corresponding provision(s) of succeeding Law.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks are required or authorized by law to be closed in New York, New York.

“Cash Consideration” has the meaning set forth in Section 2.1.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as in effect from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future Law.

“Commercial Unit” means the “Commercial Unit” as designated in the Condominium Declaration.

“Condominium Declaration” means, collectively, (a) the Declaration and Plan of Club Ownership for Aspen Residence Club and Hotel Condominium, recorded January 21, 2005 at Reception 506236, among the land records of Pitkin County, Colorado, as amended from time to time, and (b) the Plat.

“Condominium Units” means, collectively, the Hotel Unit and the Commercial Units.

“Consent Parties” has the meaning set forth in Section 3.1(d).

“Consents” has the meaning set forth in Section 3.1(d).

“Contracts” means, subject to the terms of this definition below, all contracts, undertakings, commitments, agreements, obligations, guarantees and warranties, written or oral, including all amendments, modifications and assignments thereof relating to the Property: (a) to which the Contributor and/or the Property Owner (or any management company or other Person as an agent of any of them) is a party; and/or (b) by which the Contributor, the Property Owner and/or the Property is bound, in each case other than any Leases or any Existing Loan Documents (which for all purposes of this Agreement shall be deemed not to be Contracts).  The term “Contracts” shall include, without limitation, utility contracts, management contracts, construction contracts, maintenance and service contracts, parking contracts, employment contracts, equipment leases and brokerage and leasing agreements.

“Contributed Interest” has the meaning set forth in the Recitals hereof.

“Contributed Interest Assignment” has the meaning set forth in Section 3.2(a).

“Contributor” has the meaning set forth in the Preamble hereof.

“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means, with respect to a Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Debt” means, with respect to any Person: (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), other than trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business; (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business; (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency; (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (f) all obligations of such Person under leases which have been or are required to be, in accordance with GAAP, recorded as capital leases; (g) all indebtedness secured by any Lien on any property or asset owned by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person; and (h) all guarantees by such Person of the Debt of any other Person, except indebtedness, in each instance, for trade payables and other customary and ordinary expenses in the ordinary course of business.

“Effective Date” has the meaning set forth in the Preamble hereof.

“Exchange” has the meaning set forth in Section 2.6.

“Existing Loan Documents” has the meaning set forth in Section 4.1(h).

“Existing Loans” has the meaning set forth in Section 4.1(h).

“Existing Mortgage Lender” means Garfield SRA Mortgage Investment, LLC, a Delaware limited liability company, together with its successors and assigns.

“Existing Mortgage Loan” means that certain mortgage loan from Existing Mortgage Lender to Contributor, in the original principal amount of $120,000,000, made pursuant to the Existing Mortgage Loan Agreement.

“Existing Mortgage Loan Agreement” means that certain Amended and Restated Loan Agreement dated as of April 3, 2017 by and between Existing Mortgage Lender and Contributor, as may be amended or amended and restated from time to time.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental List” means (a) the List of Specially Designated Nationals and Blocked Persons promulgated by the U.S. Department of the Treasury Office of Foreign Assets Control from time to time and (b) any other similar list (including any list of Prohibited Persons) promulgated by any Authority from time to time.

“Gross Sale and Contribution Value” means $187,367,360. The Parties acknowledge that Gross Sale and Contribution Value includes an adjustment for rents, real estate taxes, utilities and all other income and expenses with respect to the Property, and accordingly, agree that no further adjustment to the Gross Sale and Contribution Value and/or the Sale and Contribution Value shall be required therefor at Closing.

“Hotel Management Agreement” means that certain Operating Agreement, dated as of September 29, 2010, between the Contributor and Starwood, as amended by that certain side letter agreement dated as of September 29, 2010, that certain Second Amendment dated September 26, 2011, that certain letter agreement dated July 9, 2012, that certain letter agreement dated January 4, 2013, and that certain Third Amendment dated April 3, 2013.

“Hotel Unit” means the “Hotel Unit” as designated in the Condominium Declaration.

“Improvements” means, collectively: (a) any and all improvements and fixtures located on the Condominium Units and/or the Appurtenances, including, without limitation, the building(s) located or to be located on the Condominium Units, containing as of the date of this Agreement a healthcare facility; and (b) all apparatuses and equipment used in connection with the operation or occupancy of the Condominium Units, such improvements or the Appurtenances, including, without limitation, heating and air conditioning systems and facilities used to provide any services on the Condominium Units or the Appurtenances or for the improvements, and all parking and related facilities and amenities.

“Intangibles” means all intangible property owned by the Contributor and/or the Property Owner in connection with the ownership, use, operation or development of the Property, including, without limitation:  (a) the Contracts; (b) the Leases, all guaranties of the Leases, all security deposits or letters of credit under the Leases, all other security, if any, under the Leases and any rent prepaid under the Leases; and (c) all Other Rights.

“IPO” has the meaning set forth in the Recitals hereof.

“IPO Offering Price” has the meaning set forth in Section 2.1.

“Law” means law, rule, regulation, ordinance, order, requirement, interpretation of any governmental authority or code.

“Leases” means all leases, tenancy and occupancy agreements (including, without limitation, all agreements with hotel guests, and, all amendments, modifications, agreements, records, substantive correspondence and other documents affecting in any way a right to occupy any portion of the Condominium Units or the Improvements) affecting the Property.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest or any preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), and any obligations under capital leases having substantially the same economic effect as any of the foregoing.

“Lock-Up Termination Date” means the earlier to occur of (a) the maturity date of the Existing Mortgage Loan, as may be extended pursuant to the terms of the Existing Mortgage Loan Agreement, (b) the date on which all obligations under the Existing Mortgage Loan Agreement and the other Loan

Documents (as defined therein) are paid in full, and (c) the date on which, as a result of an amendment or modification to the Existing Mortgage Loan Agreement, a waiver by the Existing Mortgage Lender or otherwise, Stephane De Baets and Ravipan Jaruthavee are no longer required to maintain a specified ownership interest in the Property pursuant to the terms of the Existing Mortgage Loan Agreement.

“Manager” means ER-REITS, LLC, a Delaware limited liability company.

“OP Units” has the meaning set forth in the Recitals hereof.

“Operating Partnership” has the meaning set forth in the Preamble hereof.

“Other Rights” means any licenses, permits, approvals, entitlements, variances, warranties, guaranties or other rights relating to the ownership, use, operation or development of the Property to the extent transferable.

“Partnership Agreement” means the Agreement of Limited Partnership of the Operating Partnership, as amended or restated from time to time.

“Permitted Exceptions” means, with respect to the Property, those exceptions to title to the Property and those encumbrances on the Personal Property existing as of the Effective Date as set forth on the title report obtained by the Operating Partnership and set forth on Exhibit C (including, without limitation, the Existing Loans).

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Personal Property” means all tangible personal property owned by the Contributor and/or the Property Owner located at or in or used in connection with the Property as of the Effective Date and/or the Closing Date.

“Plat” means that certain Aspen Residence Club and Hotel Condominium Map, as recorded at Book 71, Page 86, in the land records of Pitkin County, Colorado, as supplemented from time to time.

“Prohibited Person” means any Person who is (a) designated by the U.S. federal government as a terrorist or as a suspected terrorist, whether on a Governmental List, or otherwise or (b) otherwise subject to trade, anti-money laundering or anti-terrorism restrictions under any Anti-Terrorism Laws.

“Property” means, individually and collectively, all Real Property, Personal Property and Intangibles.  All references in this Agreement to the Property shall be deemed to refer to all or any portion of the Property.

“Property Owner” has the meaning set forth in the Recitals hereof.

“Real Property” means the Condominium Units, together with an undivided interest in the common elements appurtenant thereto, and together with all Appurtenances and Improvements.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into on or around the Closing Date by and between, among others, the REIT and the Contributor.

“REIT” has the meaning set forth in the Recitals hereof.

“REIT Share” means a common share of the REIT.

“Related Agreements” means, collectively, all documents to be executed and delivered in connection with this Agreement, including, without limitation, the Partnership Agreement, the Registration Rights Agreement, the Contributed Interest Assignment and any other documents referred to in Article 3.

“Sale and Contribution Value” means an amount equal to (A) the Gross Sale and Contribution Value less (B) the outstanding principal balance of the Existing Loans as of the Closing Date.

“Securities Act” means the Securities Act of 1933, as in effect from time to time, and any applicable rules and regulations promulgated thereunder.  Any reference herein to a specific section or sections of the Securities Act shall be deemed to include a reference to any corresponding provision of future law.

“Starwood” means Sheraton Operating Corporation, a Delaware corporation, operating under the St. Regis brand.

“Taxes” means and includes: (a) all federal, provincial, state, local, foreign and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a governmental authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, production, customs, sales, use, transfer, service, state guarantee fund assessment, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, workers compensation, unemployment, disability, alternative minimum, add-on, value-added, capital, withholding and other taxes, duties or assessments and all estimated taxes, deficiency assessments, additions to tax and penalties and interest on such amounts; and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract, or otherwise.

“Taxing Authority” has the meaning set forth in Section 4.1(f).

“Transfer Tax” means all transfer, recording, documentary, stamp, registration and other similar Taxes and fees, including any interest, penalties or other similar additions to Tax, as applicable, incurred in connection with the transactions contemplated by this Agreement and the Related Agreements.

1.2.         Rules of Application.  The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The words “herein,” “hereof,” “hereunder,” and similar terms shall refer to this Agreement, unless the context otherwise requires.  The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified or otherwise changed (subject to any restrictions on such amendments, restatements, supplements, modifications or changes set forth herein); and (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.  All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  As used herein, the word “or” shall not be exclusive.

Article 2
Sale and Contribution of Contributed Interest and OP Units

2.1.                            Sale and Contribution.  The Contributor agrees to (a) transfer and contribute the Contributed Interest to the Operating Partnership or its wholly-owned subsidiary designee on the Closing Date free and clear of all Liens and (b) pay to Manager the Acquisition Fee, in each case, subject to the terms and conditions of this Agreement.  In consideration of such contribution and sale and payment, and in reliance on the representations and warranties of the Contributor contained in or made pursuant to the terms of this Agreement, at the Closing, the Operating Partnership agrees to (a) pay to the Contributor $32,500,000 in cash (the “Cash Consideration”) and (b) issue to the Contributor an aggregate number of OP Units that are equal to (i) the balance of the Sale and Contribution Value (i.e. the total Sale and Contribution Value less the Cash Consideration), divided by (ii) the initial public offering price per share of the REIT Shares as of the IPO (the “IPO Offering Price”); provided, however, that, instead of any fractional OP Units, the Contributor will receive a cash adjustment in an amount equal to the product of such fractional OP Unit multiplied by the IPO Offering Price (such OP Units and Cash Consideration, collectively, the “Contributed Interest Consideration”).

2.2.                            Closing Date.  Unless this Agreement is sooner terminated or extended pursuant to its terms or unless otherwise agreed to in writing by the Parties, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the closing of the IPO or on such date as the Contributor and the Operating Partnership may otherwise agree in writing (the “Closing Date”), time being of the essence with respect to such date.

2.3.                            Termination.  Notwithstanding anything to the contrary contained herein or in any Related Agreements, this Agreement may be terminated at any time prior to the Closing by the written mutual consent of all of the Parties. Upon a termination of this Agreement by any Party pursuant to the provisions of this Section 2.3, this Agreement forthwith shall become void and there shall be no liability or further obligation under or in respect of this Agreement on the part of any Party or their Affiliates or their respective officers, directors, members, partners, managers or shareholders of any of the foregoing, except to the extent that any right, obligation and/or liability set forth herein expressly survives the termination of this Agreement.

2.4.                            Grant of Power of Attorney. By executing this Agreement, the Contributor hereby irrevocably constitutes and appoints Stephane De Baets (or a substitute appointed by Mr. De Baets) as its attorney-in-fact, proxy and agent with full power of substitution on the terms and for the purposes set forth in Section 2.5 of the Partnership Agreement and to take any and all actions and execute and deliver any of the following agreements on the Contributor’s behalf and in the Contributor’s name: (a) the Partnership Agreement and any amendment to the Partnership Agreement entered into in connection with the transactions contemplated in this Agreement or the Related Agreements (including the power of attorney included in the Partnership Agreement); (b) the Contributed Interest Assignment; and (c) any other Related Agreements on the Contributor’s behalf and in the Contributor’s name, as may be deemed by the Operating Partnership as necessary or desirable to effectuate the transactions contemplated in this Agreement or the Related Agreements, and the other transactions described herein or therein.  The Contributor hereby grants to each attorney-in-fact full power and authority to do and perform each and every act and thing which may be necessary, or convenient, in connection with the foregoing, as fully, to all intents and purposes, as the undersigned might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by authority hereof.  Such power-of-attorney shall be deemed to be coupled with an interest and shall be irrevocable and shall survive the death, disability or dissolution of the Contributor.

2.5.                            Tax Treatment.  The Parties agree that for U.S. federal income Tax purposes: (a) the exchange of a portion of the Contributed Interests for OP Units as described in Section 2.1 is intended to be treated as a contribution of a portion of the Property to the Operating Partnership in exchange for OP Units in a transaction qualifying under Section 721 of the Code; and (b) the exchange of a portion of the Contributed Interests for cash is intended to be treated as a disguised sale of a portion of the Property to the Operating Partnership within the meaning of Section 707 of the Code.  The Parties hereby agree to the U.S. federal income tax treatment described in this Section 2.5, and no Party shall maintain a position on its U.S. federal income tax returns or otherwise that is inconsistent with this Section 2.5.

2.6.                            Tax-Free Exchange.  The Parties each recognize and understand that the Property may become part of a contemplated “like-kind” exchange for the Contributor under Section 1031 of the Code (the “Exchange”).  As such, the Operating Partnership agrees to cooperate with the Contributor in effectuating the Exchange, which cooperation shall include the execution of customary documents reasonably acceptable to the Operating Partnership, and the taking of other reasonable action, as may reasonably be requested by the Contributor, to accomplish the Exchange; provided, however, that the Operating Partnership shall not be required to assume any additional expense or liability in connection with, or as part of its cooperation with, the Exchange, and the Closing shall not be delayed, postponed or affected in any way.  Without limitation on the foregoing terms of this Section 2.6 and notwithstanding anything contained in this Agreement to the contrary, the Parties each hereby agree, that as part of their cooperation in an Exchange and in order to effectuate the Exchange, the Contributor may assign all of its right, title and interest in the Agreement to a qualified intermediary, as defined in Regulation Section 1.1031(k)-1(g)(4)(iii), and/or to an exchange accommodation titleholder, as defined in Revenue Procedure 2000-37.

2.7.                            Withholding.  The Operating Partnership shall be entitled to deduct and withhold from any portion of the consideration issued or paid to the Contributor such amount as it is required to deduct and withhold from such payment under the Code or any provision of U.S. federal, state, local or foreign tax law. To the extent that amounts are withheld by the Operating Partnership, such amounts shall be treated for all purposes of this Agreement as having been paid to the Contributor in respect of which such deduction and withholding was made by the Operating Partnership.

Article 3
Covenants and Conditions to the Operating Partnership’s Obligations

3.1.                            Covenants and Conditions to the Operating Partnership’s Obligations.  The obligation of the Operating Partnership to consummate the transactions contemplated hereunder shall be subject to the satisfaction or waiver by the Operating Partnership of each of the conditions set forth below and the performance by the Contributor of its obligations set forth below and elsewhere in this Agreement.

(a)                                IPO.  The IPO, in such form and substance as the Operating Partnership, in its sole and absolute discretion, shall have determined to be acceptable, shall have been completed (or be completed concurrently with the Closing).

(b)                                Accuracy of Representations and Warranties.  The representations and warranties of the Contributor contained herein shall be true, correct and complete as of the Effective Date and as of the Closing Date.

(c)                                 Contributor Deliveries.  On the Closing Date, the Contributor shall have executed (as applicable) and delivered the items set forth in Section 3.2.

(d)                                Consents.  The parties identified on Schedule 3.1(d) attached hereto (collectively, the “Consent Parties”) shall have approved or otherwise consented to the Closing and transactions contemplated by this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, and/or all conditions precedent provided for in any agreement with any Consent Party to the transactions contemplated hereby or thereby provided for in the Existing Loan Documents shall have been satisfied (collectively, the “Consents”).

3.2.                            Delivery of Contributor Documents.  At the Closing, the Contributor shall execute (as applicable) and deliver to the Operating Partnership the following:

(a)                                Contributed Interest Assignment.  An assignment of the Contributed Interest by the Contributor to the Operating Partnership (or its designee designated in accordance with Section 2.1) in the form attached to this Agreement as Exhibit D (such transfer having the effect of conveying indirect interests in the Property) (the “Contributed Interest Assignment”).

(b)                                Acquisition Fee. Payment of the Acquisition Fee to Manager in accordance with the terms and conditions hereof.

(c)                                 FIRPTA Certificate(s).  A transfer certification, in the form attached hereto as Exhibit E, confirming that the Contributor is not a “foreign person,” “foreign trust” or “foreign corporation” (as such terms are defined in the Code).

(d)                                Authority.  Such resolutions, consents or other evidence, reasonably satisfactory to the Operating Partnership of the Contributor’s authority to: (i) execute and deliver this Agreement and all Related Agreements to which it is a party; (ii) consummate the transactions contemplated hereby and thereby; and (iii) perform its obligations under this Agreement and the Related Agreements to which it is a party.

(e)                                 Partnership Agreement.  Counterpart signature pages to the Partnership Agreement or such other documentation evidencing the Contributor’s agreement to be bound by the terms and conditions of the Partnership Agreement.

(f)                                  Related Agreements.  Each of the Related Agreements, duly executed by the Contributor.

(g)                                 Tax Deliveries. Such Transfer Tax, gains or similar forms required by applicable Law in connection with the transactions contemplated by this Agreement.

(h)                                Property Owner Title Insurance Policies. Evidence that First American Title Insurance Company is irrevocably committed to issue an owner’s policy of title insurance to the Property Owner, or a so-called “date down” endorsement to the existing owner’s policy of title insurance, in either case, insuring fee title to the Property subject only to the Permitted Exceptions, and together with a non-imputation endorsement and such other customary endorsements as the Operating Partnership may reasonably require, in each case, in form and substance acceptable to the Operating Partnership.

(i)                                    Accredited Investor Questionnaire.  An Accredited Investor Questionnaire, in the form attached hereto as Exhibit B, duly executed and completed by each Contributor in a manner acceptable to the Operating Partnership in its sole and absolute discretion, which shall be delivered concurrently with the execution of this Agreement and again on the Closing Date.

(j)                                   Other Documents.  Such other documents, instruments, consents, authorizations, certificates or approvals as may be required by, and reasonably satisfactory to, the Operating Partnership that may be reasonably necessary or desirable to confirm satisfaction of all conditions to the Closing, to consummate the transactions that are the subject of this Agreement and the Related Agreements and to otherwise effect the agreements of the Parties, including, without limitation, as required under this Section 3.2.

3.3.                            Conditions to the Obligations of the Contributor.  The obligation of the Contributor to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by the Contributor, on or before the Closing Date, of each of the conditions set forth below.

(a)                                The Operating Partnership Deliveries.  On the Closing Date, the Operating Partnership shall have executed (as applicable) and delivered the items set forth in Section 3.4.

(b)                                Accuracy of Representations and Warranties.  All representations and warranties of the Operating Partnership contained herein shall be true, correct and complete in all material respects as of the Closing Date.

3.4.                            Delivery of the Operating Partnership.  At the Closing, the Operating Partnership shall execute, satisfy and/or deliver to the Contributor the following:

(a)                                Contributed Interest Assignment.  A counterpart to the Contributed Interest Assignment duly executed by an authorized person of the Operating Partnership (or its designee designated in accordance with Section 2.1).

(b)                                Contributed Interest Consideration.  Evidence that the OP Units comprising a portion of the Contributed Interest Consideration have been issued to the Contributor and payment of the cash component of the Contributed Interest Consideration to Contributor, in each case, in accordance with the terms and conditions hereof.

(c)                                 Tax Deliveries. Such Transfer Tax, gains or similar forms required by applicable Law in connection with the transactions contemplated by this Agreement.

(d)                                Other.  Such other documents, instruments, consents, authorizations, certificates or approvals as may be required by, and reasonably satisfactory to, the Contributor that may be reasonably necessary or desirable to confirm satisfaction of all conditions to the Closing, to consummate the transactions that are the subject of this Agreement and the Related Agreements and to otherwise effect the agreements of the Parties, including, without limitation, as required under this Section 3.4.

Article 4
Representations and Warranties

4.1.                            Representations and Warranties of the Contributor.  The Contributor hereby represents and warrants to the Operating Partnership as of the Effective Date and as of the Closing Date, as follows:

(a)                                Existence and Power.  The Contributor has been duly incorporated as a corporation and is validly existing and in good standing under the Laws of the State of Delaware.  The Contributor has all power and authority to enter into this Agreement and all other documents to be executed and delivered in connection with the transactions that are the subject of this Agreement, including, without limitation, all Related Agreements, to the extent they are to be executed by the

Contributor, and to deliver and to perform its obligations hereunder and under all other documents to be executed and delivered in connection with the transactions that are the subject of this Agreement, including, without limitation, all Related Agreements, to the extent they are to be executed by the Contributor.

(b)                                Property Owner Status/Organizational Documents.  As of the Closing Date, the Property Owner will be a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  As of the Closing Date, the Property Owner will have the power and authority to own and operate the Property and its assets and to carry on its business as now being conducted by Contributor and as then being conducted by Property Owner.

(c)                                 Authorization; No Contravention.  The execution and delivery of this Agreement and the Related Agreements to which they are a party by the Contributor and the performance of its obligations under each of the foregoing has been duly authorized by all requisite organizational action, and all necessary authorizations, consents, approvals, elections and waivers relating thereto have been obtained as of the Closing Date.  No authorization, consent or approval of any Person other than the Consent Parties is required for the execution, delivery and performance of this Agreement, the Related Agreements or the transactions contemplated hereby or thereby by the Contributor.  This Agreement has been, and the Related Agreements shall on the Closing Date have been, duly executed and delivered by the Contributor.  This Agreement and the Related Agreements constitute the valid, legal and binding obligations of the Contributor, each enforceable against the Contributor in accordance with their respective terms, subject to Bankruptcy and similar Laws affecting the remedies or resources of creditors generally and principles of equity. Each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery and performance of this Agreement, the Related Agreements or the transactions contemplated hereby or thereby by the Contributor has been obtained or will be obtained on or before the Closing Date. Each consent or approval required under the organizational documents, contract or agreement of the Contributor and/or the Property Owner, or among the direct or indirect owners of the Property Owner to which the Contributor is a party, relating to indebtedness or otherwise, necessary for the execution, delivery and performance of this Agreement and the contribution, acquisition and transfer of the Contributed Interest has been obtained or will be obtained on or before the Closing Date.

(d)                                Litigation.  There is no Action pending against the Contributor and/or the Property Owner, which Action: (i) questions or could reasonably be expected to question the validity or legality of the transactions contemplated by this Agreement or the Related Agreements; (ii) affects or impairs, or could reasonably be expected to affect or impair, the Contributor’s ability to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement or the Related Agreements; or (iii) affects or could reasonably be expected to affect the operation of the Property and/or the Property Owner in any material manner.

(e)                                 Proceedings/Special Assessments/Condominium Matters.  Neither the Contributor nor the Property Owner has received written notice of any condemnation, zoning, environmental or other land use regulations and/or proceedings or other Actions, either instituted or planned to be instituted that would affect the Property.  Neither the Contributor nor the Property Owner has received written notice of any special assessments filed or pending or, to the Contributor’s knowledge, proposed against the Property or any other asset of the Contributor and/or the Property Owner.  The collective common charges imposed by the Condominium for the Condominium Units as of the Effective Date have been paid through the Effective Date (or for purposes of recertifying this representation for Closing, through the end of the month in which the Closing occurs).

(f)                                  Taxes.  All Tax or information returns required to have been filed by or with respect to the Contributor and/or Property Owner with respect to the Property have been duly and timely filed (taking into account any applicable extensions of time to file) with any Authority responsible for the imposition of any such Tax (each, a “Taxing Authority”), and all such returns are, true, correct and complete in all material respects.  All Taxes due and payable by the Contributor and/or Property Owner with respect to the Property, whether or not shown or reportable on any Tax return, have been paid to the appropriate Taxing Authority.  No deficiencies for Taxes or other assessments relating to Taxes have been claimed, proposed or assessed against the Contributor or the Property Owner.  There are no ongoing, pending or threatened Actions (including, but not limited to, audits, investigations and examinations) with respect to the Contributor’s and/or Property Owner’s liability for any Taxes, and there are no matters under discussion by the Contributor and/or the Property Owner or any of its Affiliates with any Taxing Authority with respect to the Contributor’s and/or the Property Owner’s liability for any Taxes.  Neither the Contributor nor the Property Owner have (i) entered into any material agreement as to the indemnification for, contribution to or payment of Taxes of any other Person or (ii) any liability for Taxes of any Person as a transferee or successor, by contract or otherwise.

(g)                                 Certain Title Matters and Personal Property.

(i)                                     As of the Effective Date, the Contributor owns, and as of the Closing Date, the Property Owner will own, good, record and marketable fee simple title to the Property subject to the applicable Permitted Exceptions (including, without limitation, the Existing Mortgage Loan).

(ii)                                  As of the Effective Date, the Contributor does not, and as of the Closing Date, the Property Owner will not directly or indirectly, beneficially or legally, own any assets other than the Property.

(iii)                               The Real Property constitutes all of the real estate properties, directly or indirectly, beneficially or legally, owned or leased by the Contributor as of the Effective Date, and by the Property Owner.

(iv)                              With respect to the Real Property, a policy of title insurance has been issued insuring, as of the effective date of such insurance policy, fee simple title held by the Contributor, and as of the Closing Date, will be issued insuring, as of such date, fee simple title interest held by Property Owner, in each case, in the Real Property.  No claim has been made against any such policy and such policy is in full force and effect.

(v)                                 The Property is owned, as of the Effective Date, by Contributor, and as of the Closing Date, by Property Owner, free and clear of Liens, except for the Permitted Exceptions (including, without limitation, the Existing Mortgage Loan).

(vi)                              Neither the Contributor nor the Property Owner has received written notice of any uncured violation of any of the easements, covenants and/or restrictions affecting the Property, including, without limitation, the Permitted Exceptions and, to the Contributor’s knowledge, no other party is in violation of any such easements, covenants and/or restrictions.  The Property is not subject to any option or right of first refusal or first opportunity to acquire any interest in the Property or any portion thereof and neither the Contributor nor the Property Owner has granted to any Person any option or right of first refusal or first opportunity to acquire any interest in the Property.

(h)                                Existing Loans.  Schedule 4.1(h)-1 attached hereto lists: (i) all secured Debt presently encumbering the Property, (ii) all direct or indirect Debt secured by an interest in the Property Owner and (iii) all unsecured Debt of the Contributor and/or Property Owner (collectively, the “Existing

Loans”) and the outstanding aggregate principal balance of each of the Existing Loans.  Schedule 4.1(h)-2 contains a true, correct and complete list of all the documents entered into in connection with any Existing Loans (such notes, deeds of trust or mortgages and all other documents or instruments evidencing or securing or executed in connection with the Existing Loans, including any financing statements, and any amendments, modifications, and assignments of the foregoing shall be referred to collectively as the “Existing Loan Documents”), and no Existing Loan Documents have been amended, modified or assigned except as set forth thereon.  The Existing Loan Documents are in full force and effect.  True, correct and complete copies of the Existing Loan Documents have been made available to the Operating Partnership.  No breach or default by the Contributor and/or the Property Owner has occurred and is continuing with respect to any Existing Loans and/or under any of the Existing Loan Documents and no event has occurred and is continuing which with the passage of time or the giving of notice (or both) would constitute a breach or default under any of the Existing Loan Documents.  Neither the Contributor nor the Property Owner has received or given written notice of a breach or default under any Existing Loan Documents, which remains uncured.

(i)                                    Non-Foreign Status.  The Contributor is a “United States person” (as defined in Section 7701(a)(30) of the Code) and is not a “foreign person,” “foreign trust” or “foreign corporation” (as such terms are defined in the Code).

(j)                                   Capitalization.  The Contributed Interest has been duly authorized, and is validly issued and the Contributor has no obligation to make: (i) further payments for the purchase of the Contributed Interest; or (ii) any contributions to the Property Owner solely by reason of its ownership of the Contributed Interest and/or its status as a member of the Property Owner.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, preemptive rights, exchange rights or other Contracts or commitments that could require the Contributor, the Property Owner and/or their respective members, shareholders or other beneficial owners, as applicable, to issue, sell or otherwise cause to become outstanding all or any part of the Contributed Interest or additional ownership interests in the Property Owner and there are no equity or benefit plans, relating to the Property Owner, and all such outstanding ownership interests in the Property Owner are without any obligation to restore capital.  The Contributed Interest was offered, issued and sold in compliance in all respects with all applicable federal and state securities laws and neither the Contributor nor the Property Owner has received or been advised of any notice or allegation to the contrary.

(k)                                Title to Interests.

(i)                                     As of the Closing Date, the Contributor will be the owner of record of the Contributed Interest.  The Contributed Interest, when delivered by Contributor to the Operating Partnership (or its designee designated in accordance with Section 2.1) pursuant to this Agreement will be, free and clear of any and all Liens, and of any preemptive or other similar rights to subscribe for or to purchase any such membership or other equity interests in the Property Owner. The Contributor has full power and authority to transfer the Contributed Interest, free and clear of any Liens and, upon delivery of consideration for the Contributed Interest as herein provided, the Operating Partnership (or its designee designated in accordance with Section 2.1) will acquire good title thereto, free and clear of any Liens.

(ii)                                  As of the Closing Date, there will be no options, calls, warrants or rights to acquire, or otherwise relating to the Contributed Interest.  Neither the Contributor nor the Property Owner has sold, issued or authorized the issuance of any instrument convertible into or exchangeable for any membership or other equitable interests in the Property Owner.

(l)                                    Solvency.  Neither the Contributor nor the Property Owner has: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in Bankruptcy or suffered the filing of any involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they come due; and/or (vi) made an offer of settlement, extension or composition to its creditors generally, nor to the Contributor’s knowledge, are any such Actions threatened against any such Party or the Property Owner, or contemplated by any such Party or the Property Owner.  The Contributor and Property Owner will be solvent immediately following the transfer of the Contributed Interest to the Operating Partnership (or its designee designated in accordance with Section 2.1).

(m)                            Accredited Investor.  The Contributor is an Accredited Investor.  As of the Closing Date, the Contributor has duly executed an Accredited Investor Questionnaire indicating the basis for such representation. The Contributor understands the risks of, and other considerations relating to, the acquisition of OP Units (including any securities into which the OP Units may be converted).  The Contributor by reason of  its business and financial experience, or its managers, together with the business and financial experience of those Persons, if any, retained by the Contributor to represent or advise them with respect to their respective investment in OP Units (including any securities into which the OP Units may be converted):

(i)                                     has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of an investment in the Operating Partnership and of making an informed investment decision;

(ii)                                  is capable of protecting its own interest or has engaged representatives or advisors to assist it in protecting its interests;

(iii)                               is capable of bearing the economic risk of such investment; and

(iv)                              in making its decision to enter into this Agreement, has conducted its own due diligence, has been represented by competent counsel and financial advisors and has not relied on oral or written advice from the Operating Partnership and/or its Affiliates, representatives, or agents or on representations or warranties of the Operating Partnership other than those set forth in this Agreement.

(n)                                Investment For Own Account.  The OP Units to be acquired by the Contributor as contemplated hereby will be acquired for their own account for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, in any transaction that would require registration under the Securities Act unless such  OP Units are so registered.

(o)                                Access to Information; Review of Documents.  The Contributor confirms and acknowledges that: (i) the Contributor has carefully read and understood this Agreement and the Partnership Agreement; (ii) the Contributor has made such further investigations as such Party has deemed appropriate; (iii) neither the Operating Partnership nor anyone else on the the Operating Partnership’s behalf has made any representations or warranties of any kind or nature to induce the Contributor to enter into this Agreement except as specifically set forth in Section 4.2; (iv) neither the Operating Partnership nor any of its Affiliates are acting as fiduciary or financial or investment adviser for the Contributor in connection with its decision to subscribe for OP Units; (v) the Contributor is not relying upon the Operating Partnership or its Affiliates for guidance with respect to tax, legal or other considerations in connection with this prospective investment; (vi) the Contributor has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, the Operating Partnership, its representatives or persons authorized to act on their behalf, concerning the terms and conditions of the offer and sale and insurance of the OP Units; (vii) the Contributor has been afforded access to information about the Operating Partnership and its financial condition and results of operations sufficient to evaluate its investment in OP Units; and (viii) the Contributor has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of information otherwise furnished by the Operating Partnership.

(p)                                Unregistered Securities. The Contributor acknowledges that:

(i)                                     The OP Units to be acquired by such Party hereunder have not been registered under the Securities Act or state securities laws by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws;

(ii)                                  The Operating Partnership’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of each such Party contained herein;

(iii)                               The OP Units, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available;

(iv)                              There is no public market for such OP Units and no public market may develop; and

(v)                                 The Operating Partnership has no obligation to register such OP Units for resale under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws.

The Contributor hereby acknowledges that because of the restrictions on transfer or assignment of such OP Units to be issued hereunder which are set forth in this Agreement and in the Partnership Agreement, each such Party may have to bear the economic risk of the OP Units issued hereby for an indefinite period of time.  The Contributor also acknowledges that certificates (if any) representing the OP Units issued to the Contributor hereunder will bear a legend substantially similar to the following:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR SUCH STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

(q)                                Brokerage Commissions.  The Contributor has not engaged the services of any agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein.

(r)                                   Hotel Management Agreement.  Except for the Hotel Management Agreement, no property management agreements are in effect with respect to the Property. The Hotel Management Agreement is in full force and effect.  True, correct and complete copies of the Hotel Management Agreement and all amendments, modifications and supplements thereto have been made available to the Operating Partnership.  No breach or default by the Contributor and/or the Property Owner, or to Contributor’s and the Property Owner’s knowledge, by Starwood, has occurred and is continuing under the Hotel Management Agreement, and to Contributor’s and the Property Owner’s knowledge, no event has occurred and is continuing which with the passage of time or the giving of notice (or both) would constitute a breach or default under the Hotel Management Agreement.  Neither the Contributor nor the

Property Owner has received or given written notice of a breach or default under the Hotel Management Agreement, which remains uncured.

(s)                                  Patriot Act.  Neither the Contributor, the Property Owner, nor, to the Contributor’s knowledge, any other Person holding an interest in either the Contributor or the Property Owner (whether directly or indirectly) is (i) identified on any Governmental List (as hereinafter defined), or otherwise qualifies as a Prohibited Person or (ii) in violation of any applicable law, rule or regulation relating to anti-money laundering or anti-terrorism, including any applicable law, rule or regulation related to transacting business with Prohibited Persons or the requirements of any Anti-Terrorism Laws.

4.2.                            Representations and Warranties of the Operating Partnership.  The Operating Partnership hereby represents and warrant to the Contributor as of the Effective Date and as of the Closing Date as follows:

(a)                                Existence and Power.  The Operating Partnership has been duly formed and is validly existing as a Delaware limited partnership.  The Operating Partnership has all power and authority under their respective organizational documents to enter into this Agreement and the Related Agreements to be executed by it.

(b)                                Authorization; No Contravention.  The Operating Partnership’s execution and delivery of this Agreement and the Related Agreements to be executed by them, and the performance of their respective obligations under each of the foregoing, shall, by the Closing Date, have been duly authorized by all requisite organizational action, and all necessary authorizations, consents, appointments, elections and waivers relating thereto and shall have been obtained as of the Closing Date.  This Agreement has been, and such Related Agreements shall on the Closing Date have been, duly executed and delivered by the Operating Partnership.  This Agreement constitutes and, upon the execution thereof, the Related Agreements executed by the Operating Partnership will constitute the valid, legal and binding obligations of each such Party, as applicable, each enforceable against each such Party, as applicable, in accordance with their respective terms, subject to Bankruptcy and similar Laws affecting the remedies or resources of creditors generally and principles of equity.

(c)                                 Pending Actions.  There is no existing, or to the Operating Partnership’s knowledge, threatened, Action of any kind involving the Operating Partnership, any of its assets or the operation of any of the foregoing, which, if determined adversely to the Operating Partnership or its assets, would interfere with the Operating Partnership’s ability to execute or deliver, or perform their respective obligations under, this Agreement or any of the Related Agreements executed by them.

(d)                                OP Units.  The OP Units to be issued to the Contributor hereunder have been duly authorized for issuance to the Contributor and, upon such issuance, will be validly issued.

(e)                                 Tax Status.  The Operating Partnership is currently and has been since its formation treated as either a partnership or a disregarded entity for federal income tax purposes, and has not at any time been taxable as a corporation under the Code. The REIT intends to elect and qualify to be taxed as a real estate investment trust pursuant to Sections 856 through 859 of the Code.

Article 5
Covenants

5.1.         Affirmative Covenants with Respect to the Maintenance and Operation of the Property.  Through the Closing, the Contributor agrees to, and shall cause the Property Owner to:

(i)            operate, manage, lease and maintain the Property in accordance with its established operating policies and procedures in substantially the same manner as heretofore;

(ii)           preserve and maintain its existence, rights, franchises, licenses and privileges in the jurisdiction of its formation and qualify or remain qualified to do business in each jurisdiction where it is required to so qualify;

(iii)          conduct its business in the ordinary course of business consistent with past practices;

(iv)          duly and timely file, in accordance with past practice, all material reports, tax returns and other documents required to be filed in accordance with all Laws, and pay all Taxes then due (whether or not such Taxes are shown as due on such reports); and/or

(v)           maintain all books and records relating to the Property Owner and the Property in accordance with the accounting principles currently utilized by it, consistently applied, and not change in any material manner any of its methods, principles or practices of accounting currently in effect, except as approved by the Operating Partnership.

5.2.         Negative Covenants with Respect to the Maintenance and Operation of the Property and the Property Owner.  Without the Operating Partnership’s prior written approval, which may be withheld in its sole and absolute discretion, through the Closing, the Contributor shall not, and shall not cause or permit the Property Owner to:

(i)            sell, transfer or otherwise dispose of all or any portion of the Contributed Interest;

(ii)           mortgage, pledge, hypothecate or encumber (or permit to become encumbered) all or any portion of the Contributed Interest;

(iii)          mortgage, pledge or subject the Property to a Lien (or permit or suffer any of the foregoing) other than the Permitted Exceptions, or cause to be placed or recorded any document affecting or changing the status of title to all or any portion of the Property;

(iv)          change the existing use of the Property;

(v)           enter into any material transaction not in the ordinary course of business;

(vi)          issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or Lien of, any of the equity interests in the Property Owner or any other security or interest therein;

(vii)         cancel any Debt or waive any claims or rights of substantial value outside of the ordinary course of business, or incur, create or assume any Debt;

(viii)        waive any claims or rights of substantive value;

(ix)          settle or compromise any claim, action, suit or proceeding pending or threatened against the Property Owner or its assets other than in the ordinary course of business consistent with past practices;

(x)           adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization; and/or

(xi)          file an entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) on Internal Revenue Service Form 8832 (Entity Classification Election) to treat the Property Owner as an association taxable as a corporation for federal income Tax purposes; make or change any other Tax elections; commence, settle, compromise, or take any other material action with respect to any audit, investigation, dispute, deficiency, assessment, claim, litigation, or other action in respect of Taxes (including, for the sake of clarity, any liability for any amount as a result of a failure to comply with applicable Tax law); request a ruling or determination from any taxing authority; change any Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax return that could result in tax liabilities for, or otherwise have a negative impact on, the Operating Partnership (or its members); enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement, or any closing or similar agreement relating to any Tax; surrender any right to claim a Tax refund; consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or take any action which has the effect of any of the foregoing.

5.3.         Lock-Up Period.  The Contributor, by its execution and delivery of this Agreement, agrees that, prior to Lock-Up Termination Date, it will not, in any way or to any extent, exchange, sell, transfer, assign or otherwise dispose of, any or all of the OP Units delivered to it pursuant to the transactions contemplated by this Agreement and/or the Related Agreements; provided, however, that the foregoing restrictions shall not (a) restrict any pro rata distributions of such OP Units to Contributor’s shareholders (and their respective beneficial owners) so long as each of Stephane De Baets and Ravipan Jaruthavee agree, and cause their respective subsidiaries to agree, in each case, to be bound, in connection therewith, by the provisions of this Section 5.3 or (b) apply in the event that the Contributor or any permitted transferee under clause (a) above exercises his, her or its redemption rights set forth in Section 8.6 of the Partnership Agreement, subject to the Contributor (or such permitted transferee)) agreeing that the foregoing restrictions shall apply with respect to any REIT Shares received by the Contributor (or any such permitted transferee) upon any such redemption.

Article 6
Defaults and Remedies

6.1.         Default by the Contributor.  If the Closing is not consummated because of a default by the Contributor under this Agreement, then the Operating Partnership may either: (a) seek specific performance of this Agreement by requiring the Contributor to assign the Contributed Interest to the Operating Partnership in accordance with the terms hereof and in connection therewith the Contributor shall reimburse the Operating Partnership for its expenses incurred in connection with seeking such specific performance; or (b) by written notice to the Contributor, terminate this Agreement and, except as expressly set forth elsewhere in this Agreement, neither the Contributor nor the Operating Partnership shall thereafter have any obligation under any provision of this Agreement.

6.2.         Default by the Operating Partnership.  If the Closing is not consummated as a result of a default by the Operating Partnership hereunder, then the Contributor shall have the right by written notice to the Operating Partnership to terminate this Agreement and, except as expressly set forth elsewhere in this Agreement, neither the Contributor nor the Operating Partnership shall thereafter have any obligation under any provision of this Agreement.

6.3.         Waiver of Damages.  Except for the specific remedies set forth in Article 6 and Article 7, each of the Contributor and the Operating Partnership hereby waive any and all rights to claim actual, consequential or punitive damages against the other Parties for failure to perform its respective obligations hereunder.

Article 7
Miscellaneous

7.1.         Marketing.  The Contributor shall not, and shall cause the Property Owner not to, market the Property for sale during the term of this Agreement or entertain or discuss any offer to purchase or acquire the Contributed Interest and/or the Property with any Person other than the Operating Partnership and its Affiliates.

7.2.         Entire Agreement; No Amendment.  This Agreement and the Related Agreements represent the entire agreement among each of the Parties with respect to the subject matter hereof.  It is expressly understood that no representations, warranties, guarantees or other statements shall be valid or binding upon a Party unless expressly set forth in this Agreement.  It is further understood that any prior agreements or understandings among the Parties with respect to the subject matter hereof have merged in this Agreement or the Related Agreements, which alone fully expresses all agreements of the Parties as to the subject matter hereof and supersedes all such prior agreements and understandings.  This Agreement may not be amended, modified or otherwise altered except by a written agreement signed by the Operating Partnership and the Contributor.  It is agreed that no obligation under this Agreement which by its terms is to be performed or continue to be performed after the Closing and no provision of this Agreement which is expressly to survive the Closing shall merge upon the Closing, but shall survive the Closing.

7.3.         Certain Expenses.  Each Party will pay all of its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all costs and expenses herein stated to be borne by such Party and all of its respective accounting, legal, investigatory and appraisal fees, except as expressly set forth in this Section 7.3.  The following expenses shall be allocated as follows:

(a)           Contributor shall be responsible for paying on or before the Closing all state or county, and any city or local, transfer, documentary or stamp Taxes (including, without limitation, any Transfer Taxes) due and payable in connection with the transfer of the Contributed Interests.

(b)           The Operating Partnership shall be responsible for paying 49%, and the Contributor shall be responsible for paying 51%, in each case of all other expenses (including legal costs and expenses) incurred in connection with the transactions contemplated by this Agreement.

7.4.         Tax Covenants.  The Parties shall provide each other with such cooperation and information relating to any of the OP Units, the Property Owner, or the Property as any Party reasonably may request in connection with: (a) filing any Tax return, amended Tax return or claim for Tax refund; (b) determining any liability for Taxes or a right to a Tax refund; (c) conducting or defending any proceeding in respect of Taxes; or (d) determining any Tax attributes related to the Property or the Contributor with respect to the ownership of the OP Units.  Such reasonable cooperation shall include providing relevant books, records and other materials and making employees available on a mutually convenient basis to provide additional information and explanation of any books, records or material provided hereunder.  The Operating Partnership shall promptly notify the Contributor upon receipt by the Operating Partnership, the Property Owner and/or their respective Affiliates of written notice of any pending or threatened federal, state, local or foreign Tax audits or assessments of the Operating Partnership or any of its Affiliates which is reasonably likely to affect the liabilities for Taxes of the Contributor (or its direct or indirect members) and/or the Property Owner with respect to any Tax period ending before or as a result of the Closing.  The Contributor shall promptly notify the Operating Partnership in writing upon receipt by of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of Contributor with respect to the Property.  The Parties shall retain all tax returns, schedules and work papers with respect to each of them, the Property Owner, and the Property, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any Party, any extensions thereof) of the taxable years to which such Tax returns and other documents relate and until the final determination of any Tax in respect of such years. This Section 7.4 shall survive the Closing or the termination of this Agreement.

7.5.         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, with proof of delivery thereof (any notice or communication so delivered being deemed to have been received at the time delivered), or sent by United States certified mail, return receipt requested, postage prepaid (any notice or communication so sent being deemed to have been received two (2) Business Days after mailing in the United States), with failure or refusal to accept delivery to constitute delivery for all purposes of this Agreement, addressed to the respective Parties as follows:

If to the Contributor, to:

c/o Elevated Returns

96 Spring Street, 6th floor

New York, New York 10012

Attention: Stephane De Baets

with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention:  Jay L. Bernstein, Esq.

    Andrew S. Epstein, Esq.

and

Ruchelman P.L.L.C.

150 East 58th Street

New York, NY 10155

Attention: Galia Antebi

If to the Operating Partnership, to:

c/o Elevated Returns

96 Spring Street, 6th floor

New York, New York 10012

Attention: Stephane De Baets

with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention:  Jay L. Bernstein, Esq.

    Andrew S. Epstein, Esq.

and

Ruchelman P.L.L.C.

150 East 58th Street

New York, NY 10155

Attention: Galia Antebi

7.6.         No Assignment.  Except as provided in Section 2.6 and this Section 7.6, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.

7.7.         Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the choice of law provisions thereof. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court of the United States of America sitting in New York City.  Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

7.8.         Multiple Counterparts.  This Agreement may be executed in multiple counterparts.  If so executed, all of such counterparts shall constitute but one agreement, and, in proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.  To facilitate execution of this Agreement, the Parties may execute and exchange by facsimile or electronic mail PDF copies of counterparts of the signature pages.

7.9.         Further Assurances.  From and after the date of this Agreement and after the Closing, the Parties hereto shall take such further actions and execute and deliver such further documents and instruments as may be reasonably requested by any of the other Parties and are reasonably necessary to provide to the respective Parties the benefits intended to be afforded hereby, including, without limitation, all books and records relating to the Property.

7.10.       Miscellaneous.  The headings of the Articles and the Sections contained in this Agreement are for convenience only and shall not be taken into account in determining the meaning of any provision of this Agreement.  The words “hereof” and “herein” refer to this entire Agreement and not merely the Section in which such words appear.  If the last day for performance of any obligation hereunder is not a Business Day, then the deadline for such performance or the expiration of the applicable period or date shall be extended to the next Business Day.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns.  The Exhibits and Schedules attached hereto are hereby incorporated herein and shall be deemed a part of this Agreement.

7.11.       Invalid Provisions.  If any provision of this Agreement (except the provision relating to the Contributor’s obligation to contribute the Contributed Interest and pay the Acquisition Fee to Manager, or the Operating Partnership’s obligation to issue the OP Units and pay the Cash Consideration to the Contributor, in each case, pursuant to Section 2.1, the invalidity of any which shall cause this Agreement to be null and void) is held to be illegal, invalid or unenforceable under present or future Laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

7.12.       Confidentiality; Publicity.  All press releases or other public communications of any kind relating to the IPO or the transactions contemplated herein, and the method and timing of release for publication thereof, will be subject to the prior written approval of the Operating Partnership.

7.13.       Third Party Beneficiary.  Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that Manager is an intended third-party beneficiary of obligation of Contributor to pay the Acquisition Fee to Manager subject to and in accordance with the terms of this Agreement, with the full power to enforce such obligation against Contributor as if Manager were a party hereto.

7.14.       Time of Essence.  Time is of the essence with respect to this Agreement.

7.15.       Attorneys’ Fees.  If this Agreement or the transactions contemplated herein gives rise to a lawsuit, arbitration or other legal proceeding between the Parties, the prevailing Party shall be entitled to recover its costs and reasonable attorneys’ fees in addition to any other judgment of the court or arbitrator(s).

7.16.       Waiver of Jury Trial.  To the fullest extent permitted by applicable Law, the Parties waive trial by jury in any action, proceeding or counterclaim brought by any Party(ies) against any other Party(ies) on any matter arising out of or in any way connected with this agreement or the relationship of the Parties created hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

OPERATING PARTNERSHIP:

ASPEN OP, LP,
a Delaware limited partnership

By:	ASPEN REIT, INC.,
a Maryland corporation,
its general partner

By:
Name:
Title:

CONTRIBUTOR:

315 EAST DEAN ASSOCIATES, INC.,
a Delaware corporation

By:
Name:
Title:

[SIGNATURE PAGE — SALE AND CONTRIBUTION AGREEMENT — ST. REGIS HOTEL]

EXHIBIT A

Legal Description of the Condominium Units

HOTEL UNIT

And COMMERCIAL UNIT,

ASPEN RESIDENCE CLUB AND HOTEL CONDOMINIUM,

According to the Condominium Map recorded January 21, 2005 in Plat Book 71 at Page 86 as Reception No. 506237 and as defined and described in the Declaration and Plan of Club Ownership For Aspen Residence Club and Hotel Condominium recorded January 21, 2005 as Reception No. 506236.

COUNTY OF PITKIN, STATE OF COLORADO

Purported Address:

315 East Dean Street

Aspen, CO

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EXHIBIT B

Accredited Investor Questionnaire

This Questionnaire is being provided as of this      day of            , 2018 in accordance with the provisions of that certain “Sale and Contribution Agreement of Aspen OP, LP” dated as of            , 2018 (the “Contribution Agreement”) pursuant to which the undersigned, or an entity in which the undersigned owns interests in, is contributing interests in one or more entities, to Aspen OP, LP, a Delaware limited partnership, or its subsidiary (the “Operating Partnership”).  Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Contribution Agreement.

The undersigned represents and warrants to the Operating Partnership that it is an “accredited investor” within the meaning given to such term under Rule 501 of Regulation D under the Securities Act and has initialed the applicable statement below.

Please check the appropriate description which applies to you.

☐ A bank, as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in an individual or a fiduciary capacity.

☐ A broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

☐ An insurance company, as defined in Section 2(13) of the Securities Act.

☐ An investment company registered under the Investment Company Act of 1940 or a business development company, as defined in Section 2(a)(48) of that act.

☐ A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐ A plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if the plan has total assets in excess of $5 million.

☐ An employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is being made by a plan fiduciary, as defined in Section 3(21) of such act, and the plan fiduciary is either a bank, an insurance company, or a registered investment adviser, or if the employee benefit plan has total assets in excess of $5 million.

☐ A private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

☐ A corporation, Massachusetts or similar business trust, or partnership, or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, that was not formed for the specific purpose of acquiring the OP Units, and that has total assets in excess of $5 million.

☐ A trust with total assets in excess of $5 million not formed for the specific purpose of acquiring the OP Units, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

B-1

☐ An entity in which all of the equity owners are accredited investors and meet the criteria listed for individuals listed above in this Questionnaire.

Dated as of this day of , 2018.

[ ],
a [ ] [entity type]

By:
		Name:	[ ]
		Title:	[ ]

B-2

EXHIBIT C

Permitted Exceptions

(Attached)

C-1

EXHIBIT D

Form of Contributed Interest Assignment

ASSIGNMENT AND ASSUMPTION OF OWNERSHIP INTERESTS

This Assignment and Assumption of Ownership Interests (“Assignment”) is made and entered into effective as of              , 2018 (the “Effective Date”), by 315 East Dean Associates, Inc., a Delaware corporation (the “Assignor”), and Aspen OP, LP, a Delaware limited partnership (“Assignee”).

RECITALS

A.                                    Assignor is the legal and beneficial owner of 100% of the limited liability company interest (the “Ownership Interests”) in Aspen Owner, LLC, a Delaware limited liability company (the “Company”).

B.                                    Assignor desires to assign the Ownership Interests to Assignee, and Assignee desires to assume the Ownership Interests from Assignor.  It is the intent of the parties that, upon this Assignment, Assignor will withdraw as a member (“Owner”) of the Company, and Assignee will become a substitute member of the Company.

C.                                    All capitalized terms used in this Assignment, unless otherwise defined herein, shall have the same meanings given to them in the Sale and Contribution Agreement of Aspen OP, LP, by and between Assignor and Assignee, dated as of               , 2018.

ASSIGNMENT

The parties agree as follows:

1.                                      Assignment.  For value received, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns, transfers, conveys and delivers the Ownership Interests and all of their right, title and interest in the Company to Assignee.  Upon the Effective Date, the records of the Company, including the organizational documents of the Company, shall be amended to reflect Assignee as the owner of the Ownership Interests and Assignee shall become a substitute member of the Company.

2.                                      Assumption.  Assignee hereby accepts the foregoing assignment and assumes the agreements and obligations of a member under the organizational documents of the Company from and after the Effective Date, including the obligation to fulfill the obligations of Assignor in accordance with the terms of the organizational documents with respect to the Ownership Interests.

3.                                      Withdrawal and Substitution of Owner.  Assignor hereby withdraws as a member of the Company, and Assignee is hereby admitted and substituted as the sole member of the Company with respect to the Ownership Interests.

4.                                      Representations and Warranties.  Assignor hereby represents and warrants to Assignee that all of the Ownership Interests are free and clear of all Liens.  Each of Assignor and Assignee hereby represents and warrants that the execution and delivery by it of this Assignment will not violate or constitute a default under the terms or provisions of any agreement, document or instrument to which it is bound.

5.                                      Effective Date.  This Assignment is effective as of the Effective Date set forth above.

6.                                      Successors and Assigns.  This Assignment is binding on and inures to the benefit of the parties and their respective successors and assigns.

7.                                      Governing Law.  This Assignment, the rights and obligations of the parties hereto, and any claims and disputes relating thereto, are governed by and shall be construed in accordance with the laws of the state of formation of the Company.

8.                                      Counterparts.  This Assignment may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute the same instrument.

9.                                      Future Cooperation.  Each of the parties hereto agrees to cooperate at all times from and after the Effective Date with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, amendments of agreements, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Assignment.

[Remainder of Page Intentionally Left Blank;

Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.

ASSIGNOR:

315 EAST DEAN ASSOCIATES, INC.,
a Delaware corporation

By:
Name:
Title:

ASSIGNEE:

ASPEN OP, LP,
a Delaware limited partnership

By:	Aspen REIT, Inc.,
a Maryland corporation,
its general partner

By:
Name:
Title:

EXHIBIT E

Form of FIRPTA Certificate

CERTIFICATE OF NON-FOREIGN STATUS

This certificate is being provided in accordance with the provisions of one or more documents entitled “Sale and Contribution Agreement of Aspen OP, LP” dated as of                 , 2018 (the “Contribution Agreement”).  Capitalized terms used but not defined herein have the meanings ascribed to them in the Contribution Agreement.

Pursuant to the Contribution Agreement, the undersigned is contributing interests in one or more entities, to Aspen OP, LP, a Delaware limited partnership (the “Operating Partnership”), or its subsidiary, in exchange for OP Units and/or cash.

In accordance with the provisions of the Contribution Agreement, and to inform the Operating Partnership that withholding tax is not required upon the consummation of the transactions contemplated in the Contribution Agreement under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), the undersigned hereby certifies the following under penalties of perjury:

1.                                      Contributor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Income Tax Regulations).

2.                                      Contributor is not a disregarded entity as defined in Treas. Reg. § 1.1445-2(b)(2)(iii).

3.                                      Contributor’s U.S. employer identification or social security number (as applicable) is           .

4.                                      Contributor’s address is:

c/o Elevated Returns

96 Spring Street, 6th floor

New York, New York 10012

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the Operating Partnership and that any false statement contained herein could be punished by fine, imprisonment, or both.

E-1

Under penalties of perjury, I declare that I have examined this certification on behalf of the undersigned and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the undersigned in my capacity set forth below.

Dated as of this day of , 2018.

[315 EAST DEAN ASSOCIATES, INC.
a Delaware corporation]

By:
Name:
Title:

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